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                                                                     EXHIBIT 99


                  REPORT ON REVIEW OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Solo Serve Corporation

We have reviewed the interim financial information included in Form 10-Q of Solo Serve Corporation (the Company) as of August 2, 1997 and August 3, 1996 and for the thirteen and twenty-six week periods then ended. This financial information is the responsibility of the management of the Company.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles.

The accompanying financial information has been prepared assuming that the Company will continue as a going concern. The Company's recurring operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to future operations are described in
Note 2. The financial information does not include any adjustments that might result from the outcome of this uncertainty.

We previously audited in accordance with generally accepted auditing standards, the consolidated balance sheet as of February 1, 1997, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for the year then ended (not presented herein), and in our report dated May 14, 1997 (which contains an explanatory paragraph with respect to the substantial doubt of the Company's ability to continue as a going concern) we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet information as of February 1, 1997, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

San Antonio, Texas
September 16, 1997